AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT

This AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT (this “Amendment”), effective as of July 31, 2017, is between SEP Holdings IV, LLC, a Delaware limited liability company (the “Seller”) and Sendero Petroleum, LLC, a Texas limited liability company (“Buyer”).  Each of Seller and Buyer is sometimes referred to herein individually as a “Party” and they are sometimes collectively referred to herein as the “Parties.”

Recitals:

Seller and Buyer entered into that certain Purchase and Sale Agreement, dated as of June 30, 2017 (the “Purchase Agreement”), pursuant to which the Parties agreed that Seller would sell the Company Assets (as defined therein) to Buyer on the terms set forth therein.

The Parties desire to amend the Purchase Agreement in certain respects, as more fully set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

Section 1.1 Definitions. Capitalized terms used throughout this Amendment and not defined herein have the meanings ascribed to them in the Purchase Agreement.

Section 1.2 Amendments.

(a)The definition of “Effective Date” in Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Effective Date” means July 1, 2017.

(b)Article IX of the Purchase Agreement is hereby amended to insert the following as a new section at the end thereof:

Section 9.4Sling Wells Operator.  Seller shall undertake all commercially reasonable efforts to have transferred to Buyer on the Closing Date the right of Buyer to operate the “Sling Wells”  located on the North Seven Sisters prospect in Duval County, Texas, as identified on Exhibit C to the Purchase Agreement under Lease Nos. T0445001-001 through T0445001-021.

(c)Section 11.1 of the Purchase Agreement is hereby amended by replacing the date of “July 31, 2017” appearing therein with the following phrase:  “the tenth day after satisfaction of the conditions set forth in Section 10.1(c) and Section 10.2(c) but in no event later than August 31, 2017”.

(d)Section 12.1(e) of the Purchase Agreement is hereby amended by replacing the date of “July 31, 2017” appearing therein with the following date:  “August 31, 2017”.

(e)Schedule 5.4 to the Purchase Agreement is hereby amended and restated in its entirety to read as set forth on Schedule 5.4 attached to this Agreement.

Section 1.3 Continuation.Except as amended hereby, the Purchase Agreement shall remain in full force and effect.

Section 1.4 Governing Law.  This Amendment shall be governed and construed in accordance with the Laws of the State of Texas, without regard to the Laws that might be applicable under conflicts of laws principles.

Section 1.5 Severability.  If any court of competent jurisdiction holds any provision of this Amendment invalid or unenforceable, the other provisions of this Amendment shall remain in full force and effect.  The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Amendment, they shall take any actions necessary to render the remaining provisions of this Amendment valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Amendment to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

Section 1.6 Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any counterpart of this Amendment may be delivered by fax or an emailed PDF or other image of the executed signature page hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each of the Parties, effective as of the date first above written.

SELLER:

SEP HOLDINGS IV, LLC

By: /s/ Charles C. Ward

Name:  Charles C. Ward

Title:  Chief Financial Officer

BUYER:

sendero petroleum, llc

By:  /s/ Zach Hendershott

Name:  Zach Hendershott

Title: Chief Executive Officer

Amendment Signature Page